CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Auto-Callable Notes due 2009	$3,650,000	$112.06

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 320 to
Amendment No. 1 to the PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated July 24, 2007
Rule 424(b)(2)

$3,650,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Bear Market Auto-Callable Securities due February 10, 2009
Based Inversely on the Value of the S&P 500® Index
Unlike ordinary debt securities, the Bear Market Auto-Callable Securities due February 10, 2009, Based Inversely on the Value of the S&P 500® Index, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity. Instead, if the securities have not been subject to automatic redemption, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the value of the S&P 500® Index, which we refer to as the index, over the term of the securities and on the final determination date, and which may be significantly less than the stated principal amount of the securities and could be zero.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay periodic interest on the securities.
•	If, on any of the first five determination dates, the closing value of the index is less than the index closing value on the date we price the securities for initial sale to the public, which we refer to as the initial index value and the pricing date, respectively, the securities will be automatically redeemed for a cash payment on the third business day following the related determination date, the amount of which will vary depending on the applicable determination date:
	o	if the index closing value on November 5, 2007, the first determination date, is less than the initial index value, we will redeem the securities for $10.39 (corresponding to 103.9% of the stated principal amount),
	o	if the index closing value on February 5, 2008, the second determination date, is less than the initial index value, we will redeem the securities for $10.78 (corresponding to 107.8% of the stated principal amount),
	o	if the index closing value on May 5, 2008, the third determination date, is less than the initial index value, we will redeem the securities for $11.16 (corresponding to 111.6% of the stated principal amount),
	o	if the index closing value on August 5, 2008, the fourth determination date, is less than the initial index value, we will redeem the securities for $11.55 (corresponding to 115.5% of the stated principal amount), or
	o	if the index closing value on November 5, 2008, the fifth determination date, is less than the initial index value, we will redeem the securities for $11.94 (corresponding to 119.4% of the stated principal amount).
•	At maturity, if the securities have not previously been redeemed, you will receive for each $10 stated principal amount of securities that you hold, an amount of cash equal to:
	o	$12.33 (corresponding to 123.3% of the stated principal amount), if the index closing value on February 5, 2009, which we refer to as the final index value and the final determination date, respectively, is less than the initial index value, or
	o	the $10 stated principal amount, if the final index value is greater than or equal to the initial index value but the index value has not increased to or above the specified trigger level at any time during the observation period (as defined below), or
	o	$10 times the index performance factor, which will be less than or equal to 1.0, if the final index value is greater than or equal to the initial index value and the index value has increased to or above the specified trigger level at any time during the observation period.
➢ The initial index value is 1,511.04, which is the index closing value on the pricing date.
➢ The trigger level is 1,813.248, or 120% of the initial index value.
➢ The index performance factor will be equal to the difference of one minus the quotient of the final index value minus the initial index value divided by the initial index value.
➢ The observation period, with respect to the index, is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, from but excluding the pricing date to and including the final determination date.
•	Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617475611.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to	Agent’s	Proceeds to
	Public(1)	Commissions(1)(2)	Company

Per security	$10	$0.175	$9.825
Total	$3,650,000	$63,875	$3,586,125

(1)	The securities will be issued at $10 per security and the agent’s commissions will be $0.1750 per security; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of securities will be $9.9625 per security and $0.1375 per security, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of securities will be $9.9475 per security and $0.11875 per security, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of securities will be $9.9250 per security and $0.100 per security, respectively.
(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

      No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Bear Market Auto-Callable Securities due February 10, 2009 Based Inversely on the Value of the S&P 500® Index, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities is linked to the performance of the S&P 500® Index, which we refer to as the index. Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the index is below the initial index value on any of the determination dates.

     “S&P 500® Index” is a service mark of Standard & Poor’s Corportion, and has been licensed for use by Morgan Stanley.

Each security costs $10

We, Morgan Stanley, are offering Bear Market Auto-Callable Securities due February 10, 2009 Based Inversely on the Value of the S&P 500® Index, which we refer to as the securities. The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. If (i) the securities have not been redeemed prior to maturity, (ii) the final index value is greater than or equal to the initial index value and (iii) the index value has increased to or above the specified trigger level at any time during the observation period, we will pay to you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the increase in the value of the index.

The initial index value is 1,511.04, which is the index closing value on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

The final index value will be the index closing value on February 5, 2009.

The trigger level for the index is 1,813.248, or 120% of the initial index value.

The observation period, with respect to the index, is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on, and including, the index business day following the pricing date and ending on, and including, the final determination date.

The securities will be automatically redeemed if the closing value of the index is lower than the initial index value on any determination date

If the closing value of the index on any of the first five determination dates is less than the initial index value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will be an amount of cash that will vary depending on the determination date:

•

If the index closing value on November 5, 2007, the first determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $10.39 (corresponding to 103.9% of the stated principal amount),

•

If the index closing value on February 5, 2008, the second determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $10.78 (corresponding to 107.8% of the stated principal amount),

•

If the index closing value on May 5, 2008, the third determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $11.16 (corresponding to 111.6% of the stated principal amount),

•

If the index closing value on August 5, 2008, the fourth determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $11.55 (corresponding to 115.5% of the stated principal amount), or

•

If the index closing value on November 5, 2008, the fifth determination date, is less than the initial index value, we will redeem each $10 stated principal amount of securities for $11.94 (corresponding to 119.4% of the stated principal amount).

Payment at maturity depends on the value of the index

At maturity, if the securities have not previously been automatically redeemed, you will receive for each $10 stated principal amount of securities that you hold an amount of cash, that will vary depending upon the value of the index over the term of the securities and on the final determination date, equal to:

•	$12.33 (corresponding to 123.3% of the stated principal amount), if the index closing value on February 5, 2009, the final determination date, is less than the initial index value,

•

the $10 stated principal amount, if the index closing value on the final determination date is greater than or equal to the initial index value but the index value has not increased to or above the specified trigger level at any time during the observation period, or

•

$10 times the index performance factor, which will be less than or equal to 1.0, if the index closing value on the final determination date is greater than or equal to the initial index value and the index value has increased to or above the specified trigger level at any time during the observation period;

where,

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $10 stated principal amount per security and could be zero.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities at each early redemption date and at maturity assuming a variety of hypothetical index closing values on each determination date, including the final determination date. The table does not show every situation that can occur.

You can review the historical values of the index in the sections of this pricing supplement called “Description of Securities—Historical Information” on PS-23.

If a market disruption event occurs with respect to the index on any determination date or if a scheduled determination date is not an index business day, the applicable index closing value for the Index on such determination date will be determined on the next index business day on which no market disruption event occurs with respect to the index in accordance with “Description of Securities—Determination Dates.” If a market disruption event occurs with respect to the index on the final determination date, the postponement of the final determination date for up to five index business days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks.

Your return on the securities is limited by the early redemption feature and by the maximum payment at maturity

The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $12.33 regardless of any greater decline in the index. If the securities are redeemed, you may not be able to reinvest at comparable terms or returns. In addition, the early redemption feature may limit the term of your investment to as short as three months.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities. As calculation agent, MS & Co. will determine the index closing value, the index value, whether the index closing value on any of the first five determination dates is less than the initial index value and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred and the payment that you will receive at maturity.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007. We describe the basic features of this type of note in the sections of the prospectus and prospectus supplement called “Description of Debt Securities—Fixed Rate Debt Securities” and “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices,” respectively.

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.” You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

     The following examples illustrate the payout on the securities for a range of hypothetical index closing values on each of the six determination dates and, to illustrate the effect of the trigger level, a hypothetical index value on a random observation date on which, for examples 6 – 10, we assume the highest index value occurs.

     These examples are based on the following hypothetical terms:

•	initial index value: 1,500

•	trigger level for the index: 1,800, which is 120% of the initial index value

•	early redemption payment:

	o	$10.38 if early redemption occurs in November 2007

	o	$10.75 if early redemption occurs in February 2008

	o	$11.13 if early redemption occurs in May 2008

	o	$11.50 if early redemption occurs in August 2008

	o	$11.88 if early redemption occurs in November 2008

•	payment at maturity if the final index value is less than the initial index value on the final determination date: $12.25

•	stated principal amount (per security): $10

     In Examples 1 through 5, the values of the index fluctuate over the term of the securities and the index closes below the initial index value of 1,500 on one of the first five determination dates. However, each example produces a different early redemption payment because the index closing values are less than the initial index value on different determination dates. Because the index closing value is less than the initial index value on one of the first five determination dates, the securities are automatically redeemed as of the corresponding determination date. Additionally, Example 6 illustrates that the appreciation of the index to or above the trigger level on a random observation date does not affect the payout if the securities are automatically redeemed on one of the first five determination dates.

Determination Date	Example 1		Example 2		Example 3		Example 4		Example 5		Example 6
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	1,400	$10.38	1,550	—	1,550	—	1,550	—	1,550	—	1,550	—
#2	—	—	1,450	$10.75	1,600	—	1,600	—	1,600	—	1,600	—
#3	—	—	—	—	1,475	$11.13	1,575	—	1,575	—	1,575	—
#4	—	—	—	—	—	—	1,425	$11.50	1,525	—	1,525	—
#5	—	—	—	—	—	—	—	—	1,490	$11.88	1,490	$11.88
Random interim date	—	—	—	—	—	—	—	—	—	—	1,850	—
Total Payout:	$10.38 in November 2007		$10.75 in February 2008		$11.13 in May 2008		$11.60 in August 2008		$11.88 in November 2008		$11.88 in November 2008

     In each of Examples 7, 8, 9 and 10, the index closing value on the first through fifth determination dates is greater than or equal to the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 7		Example 8		Example 9		Example 10
	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity	Hypothetical Index Value	Payout at Maturity
#1	1,550	—	1,550	—	1,550	—	1,550	—
#2	1,700	—	1,700	—	1,700	—	1,700	—
#3	1,650	—	1,650	—	1,650	—	1,650	—
#4	1,500	—	1,500	—	1,500	—	1,500	—
#5	1,525	—	1,525	—	1,525	—	1,525	—
Final determination date	900	$12.25	1,575	$10.00	1,725	$8.50	2,100	$6.00
Random interim date	1,830	—	1,645	—	1,845	—	2,100	—
Total Payout:	$12.25		$10.00		$8.50		$6.00

•

In Example 7, on the final determination date, the index closing value has decreased 40% below the initial index value to 900, and the payment at maturity equals $12.25 per security, representing a 22.5% return on your investment. Even though the index value increased above the trigger level, the payment at maturity is unaffected because the index closing value on the final determination date is less than the initial index value.

•

In Example 8, on the final determination date, the index closing value has increased 5% above the initial index value to 1,575. But, because the index value has not increased to or above the trigger level at any time during the observation period, the payment at maturity equals $10.00 per security, an amount equal to the $10.00 stated principal amount.

•

In Example 9, on the final determination date, the index closing value has increased to 1,725, which is 15% above the initial index value. Because the index value of the index on the random interim date increased to 1,845, which is 23% above the initial index value and is above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.85, which results in a payment at maturity of $8.50 per security, representing a loss of 15% of the $10.00 stated principal amount.

•

In Example 10, on the final determination date, the index closing value has increased to 2,100, which is 40% above the initial index value. Because the index value of the index has increased above the trigger level, the payment at maturity equals the $10 stated principal amount times an index performance factor of 0.6, which results in a payment at maturity of $6.00 per security, representing a loss of 40% of the $10.00 stated principal amount.

RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal

The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee you the principal amount of the securities at maturity. Instead, if the securities have not previously been automatically redeemed, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash based inversely on the value of the index as follows:

•

Only if the final index value on the final determination date is less than the initial index value will you receive an amount in cash greater than the stated principal amount at maturity. The payment will be $12.33 if the final index value on the final determination date is less than the initial index value.

•

If the final index value is greater than the initial index value but the index value has not increased to or above the trigger level at any time during the observation period, you will receive the $10 stated principal amount per security. The payment of only the $10 stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. See “Hypothetical Payouts on the Securities” on PS-7.

•

If the final index value is more than the initial index value and if the index value has increased to or above the trigger level at any time during the observation period, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the increase in the value of the index. In such case, you may suffer a loss of a significant amount, or even all, of your investment in the securities.

Your appreciation potential is limited; securities subject to early redemption

The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $12.33, regardless of any larger decline in the index. If the securities are redeemed, you may not be able to reinvest at comparable terms or returns. In addition, the early redemption feature may limit the term of your investment to as short as three months.

The securities will not be listed

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities. Because it is not possible to predict whether the market for the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the index on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is only directly correlated to the values of the index in certain circumstances, the securities will trade differently from the index. Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in value) of the index;

•	whether the index value has been at or above the trigger level at any time during the observation period;

•

the dividend rate paid on the stocks included in the index (dividend payments on such stocks may influence the value of such stocks and the level of the index, and therefore the value of the securities);

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the index or stock markets generally and that may affect the final index value;

•	the time remaining until the next determination date(s) and the maturity of the securities;

•	the composition of the index and changes in the constituent stocks of the index; and

•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if on that date the value of the index is at or above the initial index value, especially if at any time during the observation period the index value has risen to or above the trigger level.

You cannot predict the future performance of the index based on its historical performance. The value of the index may increase so that you will receive at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the increase in the value of the index. There can be no assurance that the value of the index will have decreased on any determination date so that you will receive at maturity or on any earlier redemption date an amount that is greater than the principal amount of your investment.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the index could adversely affect the value of the securities

Standard and Poor’s, which we refer to as S&P, is responsible for calculating and maintaining the index. S&P can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the index. S&P may discontinue or suspend calculation or dissemination of the index. Any of these actions could adversely affect the value of the securities.

S&P may discontinue or suspend calculation or publication of the index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities will be an amount based on the closing prices of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the index last in effect prior to such discontinuance.

You have no shareholder rights

Investing in the securities is not equivalent to investing in or taking a short position with respect to the index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the index closing value, the index value, whether the index closing value on any of the first five determination dates is less than the initial index value and therefore, whether the securities will be redeemed following such determination date, whether a Market Disruption Event has occurred and the payment that you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the index

MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index, as well as in other instruments related to the index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker- dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have affected the value of the index and, as a result, could have decreased the level below which the index must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

Tax treatment

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, the securities generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $10 stated principal amount of our Bear Market Auto-Callable Securities due February 10, 2009 Based Inversely on the Value of the S&P 500® Index, which we refer to as the Index. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Pricing Date Original Issue Date (Settlement Date) Maturity Date

$3,650,000

July 24, 2007

July 31, 2007

February 10, 2009, subject to extension in the event of a Market Disruption Event on the final Determination Date.

If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See “— Determination Dates” below.

Interest Rate Specified Currency Stated Principal Amount Original Issue Price

None

U.S. dollars

$10 per Security

$10 per Security, provided that the price to public for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of Securities will be $9.9625 per Security; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of Securities will be $9.9475 per Security; and for any single transaction to purchase $5,000,000 or more principal amount of Securities will be $9.925 per Security.

CUSIP Number Denominations Early Redemption

617475611

$10 and integral multiples thereof

If the Index Closing Value on any of the first five Determination Dates is less than the Initial Index Value, we will redeem all of the Securities on the third Business Day following such Determination Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

If, due to a Market Disruption Event or otherwise, any of the first five Determination Dates is postponed so that it falls less than two scheduled Trading Days prior to the applicable scheduled Early Redemption Date, the Early Redemption Date will be the second scheduled Trading Day following that Determination Date as postponed. See “—Determination Dates” below.

In the event that Securities are subject to Early Redemption, we shall, or shall cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption of the Securities and the applicable Early Redemption Payment, including specifying the payment date of the applicable amount due upon the Early Redemption, to the Trustee and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Early Redemption Date. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will equal:

•	$10.39 (corresponding to 103.9% of the Stated Principal Amount) if Early Redemption occurs on November 5, 2007,
•	$10.78 (corresponding to 107.8% of the Stated Principal Amount) if Early Redemption occurs on February 5, 2008,
•	$11.16 (corresponding to 111.6% of the Stated Principal Amount) if Early Redemption occurs on May 5, 2008,
•	$11.55 (corresponding to 115.5% of the Stated Principal Amount) if Early Redemption occurs on August 5, 2008, or
•	$11.94 (corresponding to 119.4% of the Stated Principal Amount) if Early Redemption occurs on November 5, 2008.

Payment at Maturity	Unless the Securities have been previously automatically redeemed, you will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	$12.33 (corresponding to 123.3% of the Stated Principal Amount) if the Final Index Value is less than the Initial Index Value, or

•

the $10 Stated Principal Amount, if the Final Index Value is greater than or equal to the Initial Index Value but the Index Value has not increased to or above the Trigger Level at any time during the Observation Period, or

•

the $10 Stated Principal Amount of each Security times the Index Performance Factor, if the Final Index Value is greater than or equal to the Initial Index Value and the Index Value has increased to or above the Trigger Level at any time during the Observation Period. Because the Index Performance Factor will be less than or equal to 1.0, this payment will be less than or equal to $10 and could be zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Index Value Final Index Value	1,511.04. The Index Closing Value on the final Determination Date, as determined by the Calculation Agent.

Index Performance Factor

The Index Performance Factor equals the difference of one minus the quotient of the final index value minus the initial index value divided by the initial index value, as described by the following formula:

Trigger Level Index Closing Value

1,813.248, which is 120% of the Initial Index Value.

The Index Closing Value on any Index Business Day will equal the official closing value of the S&P 500® Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published on its Bloomberg page (as specified under “—Index Value) or successor page following the regular official weekday close of trading for the Index on that Index Business Day. In certain circumstances, the Index Closing Value as well as Index Values will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index Value

The Index Value at any time (including at the open and close of trading for the Index) during the Observation Period will equal the value at such time for the Index as published on Bloomberg page “SPX,” or any successor page, or the Bloomberg page or successor page for any Successor Index.

Observation Period

The Observation Period is the period of regular trading hours on each Index Business Day during the period from but excluding the Pricing Date to and including the final Determination Date; subject to adjustment for non-Trading Days or a Market Disruption Event as described in “Determination Dates” below.

Determination Dates

November 5, 2007, February 5, 2008, May 5, 2008, August 5, 2008, November 5, 2008 and February 5, 2009, subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

If any Determination Day is not an Index Business Day or if there is a Market Disruption Event on such day, such Determination Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Index Business Days immediately succeeding such scheduled Determination Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Determination Date notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange

The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Trading Day

A day, as determined by the Calculation Agent, on which trading is generally conducted on New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, The NASDAQ Stock Market LLC, Chicago Mercantile Exchange Inc. and Chicago Board Options Exchange, Incorporated and in the over-the- counter market for equity securities in the United States.

Book Entry Note or Certificated Note

Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The

Depositary” and “Form of Securities—Global Securities— Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent Calculation Agent

Morgan Stanley & Co. Incorporated (“MS & Co.”)

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All dollar amounts related to determination of the amount of cash payable per Security will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event

Market Disruption Event means the occurrence or existence of any of the following events:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the relevant Successor Index)

for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the level of the Index attributable to that security relative to (y) the overall level of the Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self- regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary securities market on which exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date; provided, that if the Index Closing Value on the date of acceleration is less than the Initial Index Value, the amount declared due and payable per Security shall be an amount calculated as if the date of acceleration were the next succeeding Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of Calculation

If Standard & Poor’s, which we refer to as S&P, discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of the Index will be determined by reference to the value of such Successor Index published following the regular official weekday close of trading for the Successor Index on the date that any Index Closing Value is to be determined, and any Index Value will be determined by reference to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, any Determination Date or any Index Business Day (on which determination need be made as to whether the Index Value has risen to or above the Trigger Level) and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. Following any such determination, the Calculation Agent will not compute the Index Value on any Index Business Day on an intra-day basis and will instead rely on the Index Closing Value as computed by the Calculation Agent for the purpose of determining whether the Index Value rises to or above the Trigger Level. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or such Successor Index, or the value thereof, is changed in a material respect, or if the Index or such Successor Index is in any other way modified so that the Index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date or during such day on which the Index Closing Value or Index Value, respectively, is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Values and Index Values with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index has adopted a float adjustment methodology so that the S&P 500® Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.

All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes
Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co.
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the S&P 500® Index will include any Successor Index and references to S&P will include any successor to S&P.

Historical Information

The following table sets forth the published high and low S&P 500® Index Closing Values, as well as end-of-quarter S&P 500® Index Closing Values, for each quarter in the period from January 1, 2002 through July 24, 2007. The S&P 500® Index Closing Value on July 24, 2007 was 1,511.04. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the S&P 500® Index on the Determination Dates or at any time during the Observation Period.

The Index Value may increase to or above the Trigger Level at any time during the Observation Period and the Index may close on the final Determination Date above its Initial Index Value so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities. We cannot give you any assurance that the value of the Index will decrease so that at maturity or upon an early redemption you will receive a payment in excess of the Stated Principal Amount of the Securities. Your return is linked to the value of the Index on the Determination Dates and, in certain circumstances, during the Observation Period.

If the Securities have not previously been automatically redeemed, and the Index Value has increased to or above its specified Trigger Level at any time during the Observation Period and the Final Index Value is greater than its Initial Index Value, you will lose money on your investment.

S&P 500® Index	High	Low	Period End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter (through July 24,
2007)	1,553.08	1,510.12	1,511.04

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The Original Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking short positions in the stocks underlying the Index, in options contracts on the Index or its component securities listed on major securities markets. Such activity could have decreased the Index Closing Values of the Index on the Pricing Date, and therefore could have effectively increased the amount by which the Index must decline on the Determination Dates before you would receive upon an early redemption or at maturity a payment that exceeds the Stated Principal Amount of the Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Determination Dates, by purchasing and selling the stocks underlying the Index, options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.9625 per security and the agent’s commissions will be $0.1375 per security for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.9475 per security and the agent’s commissions will be $0.11875 per security for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.9250 per security and the agent’s commissions will be $0.1000 per security for purchasers of greater than or equal to $5,000,000 principal amount of Securities. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers. After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on July 31, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between Standard &
Poor’s® Corporation and Morgan Stanley

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index® Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P 500 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P 500® , S&P 500 Index® and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index® which is determined, composed and calculated by S&P without regard to the Licensee or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the S&P 500 Index® . The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Securities have not been passed on by the Corporations as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities. This discussion only applies to initial investors in the securities who:

•	purchase the securities at their “issue price”; and

•	will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•

investors holding the securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or those who hold the securities as part of a constructive sale transaction or constructive ownership transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

Non-U.S. Holders, as defined below, for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. For example, an investor who holds any securities the return on which is based on or linked to the performance of the index or any component thereof should discuss with its tax advisors the U.S. federal income tax consequences of investing in the securities (including the potential application of the “straddle” rules). As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including alternative characterizations of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the securities as set forth above is respected, our tax counsel believes that the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities will equal the amount paid by the U.S. Holder to acquire the securities.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange or early redemption of the securities, or upon settlement of the securities at maturity, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. Any capital gain or loss recognized upon sale, exchange, early redemption or settlement of a security should be short-term capital gain or loss if for U.S. federal income tax purposes the holding period of the securities is less than or equal to one year at the time of sale, exchange, or settlement.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a security under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”).

If the IRS were successful in asserting that the Contingent Payment Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Payment Debt Regulations do not apply to the securities, other alternative federal income tax characterizations of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a security.

Tax Treatment upon Sale, Exchange or Settlement of a Security

In general. Assuming the characterization of the securities as set forth above is respected, a Non-U.S. Holder of the securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding the securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of a Security — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.